Exhibit (h)(2)
                                     FORM OF
                          INVESTOR SERVICING AGREEMENT

                                 BY AND BETWEEN

                         UMB Distribution Services, LLC.

                                       AND

                      Generation Hedge Strategies Fund LLC



                  AGREEMENT, made as of the __th day of June 2005, by and between UMB Distribution Services, LLC, a Wisconsin corporation (the "DISTRIBUTOR"), and Generation Hedge Strategies Fund LLC, a Delaware limited liability company (the "Fund").

                                     RECITAL

                  WHEREAS, the DISTRIBUTOR and its affiliates are in the business of providing services to registered investment companies; and

                  WHEREAS, the Fund wishes to retain the DISTRIBUTOR to facilitate, on behalf of the Fund, the provision by broker-dealers and financial advisers of personal investor services and account maintenance services ("Investor Services") to members of the Fund ("Members") that are customers of such broker-dealers and financial advisers and DISTRIBUTOR wishes to facilitate, on behalf of the Fund, the provision of Investor Services by broker-dealers to their customers that are Members;

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                  NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

                  1. Appointment of DISTRIBUTOR.

                           (a) The Fund hereby authorizes DISTRIBUTOR to retain
broker-dealers, and financial advisers not affiliated with a broker-dealer whose clients purchase Interests without a sales charge, and that have entered into an appropriate agreement with the Distributor to provide Investor Services to Members who are customers of such broker-dealers and financial advisers (the "Service Providers"). Investor Services shall include, but shall not be limited to:

                           (i) handling inquiries from Members regarding the
Fund, including but not limited to questions concerning their investments in the Fund, account balances, and reports and tax information provided by the Fund;

                           (ii) assisting in the enhancement of relations and
communications between Members and the Fund;

                           (iii) assisting in the establishment and maintenance
of Members' accounts with the Fund;

                           (iv) assisting in the maintenance of Fund records
containing Member information, such as changes of address; and

                           (v) providing such other information and Member
liaison services as DISTRIBUTOR may reasonably request.

                  2. Investor Servicing Fee.

                           (a) In recognition of the payments DISTRIBUTOR will
make to the Service Providers that provide Investor Services, the Fund will make payments to DISTRIBUTOR within ____ days of the end of each calendar quarter to reimburse DISTRIBUTOR for all or a portion of such payments made to each such Service Provider, in an amount not to exceed with respect to any Service Provider the lesser of: (i) 0.40% (on an annualized basis) of the aggregate value of outstanding Interests held by Members that receive Investor Services from a Service Provider determined as of the last day of the quarter (before repurchases of Interests or incentive allocations) (the "Investor Servicing Fee"); or (ii) Distributor's actual payments to the Service Provider.

                           (b) DISTRIBUTOR may pay amounts pursuant to this
Section 2 to any "affiliated person" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of DISTRIBUTOR if such affiliated person is a Service Provider.

                  3. Duties of DISTRIBUTOR.

                           (a) DISTRIBUTOR agrees to retain the Service
Providers to provide Investor Services and to compensate such Service Providers for their services.

                           (b) DISTRIBUTOR shall report to the Board of
Directors of the Fund (the "Board") on a quarterly basis regarding: (i) the nature of the Investor Services provided by the Service Providers; (ii) the amount of payments made by DISTRIBUTOR to such Service Providers; and (iii) the amount of Investor Servicing Fees paid by the Fund.

                  4. Liability of the Fund. DISTRIBUTOR understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or any person serving on the Board (a "Manager") personally, but bind only the Fund and the Fund's property. DISTRIBUTOR represents that it has notice of the provisions of the Fund's Limited Liability Company Agreement disclaiming Member and Manager liability for acts and obligations of the Fund.


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                  5. Duration. This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 7 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter from year to year, so long as such continuance shall be approved at least annually by the Board, including the vote of the majority of the Managers who are not parties to this agreement or "interested persons" (as defined by the Investment Company Act and the rules thereunder) of any such party.

                  6. Assignments or Amendment. Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Managers who are not "interested persons," as defined by the Investment Company Act and the rules thereunder. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the Investment Company Act, and the rules thereunder.

                  7. Termination. This Agreement may be terminated (i) by DISTRIBUTOR at any time without penalty upon sixty days' written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days' written notice to DISTRIBUTOR (which notice may be waived by DISTRIBUTOR). Any termination of this Agreement shall not affect the obligation of the Fund to pay the Investor Servicing Fee to reimburse DISTRIBUTOR for payments made to any Service Provider prior to such termination.

                  8. Choice of Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    UMB Distribution Services, LLC.


                     By:
                                       -----------------------------------------
                                        Name:
                                        Title:


                                    Generation Hedge Strategies Fund LLC


                     By:
                                       -----------------------------------------
                                        Name:
                                        Title:




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